ARTIFACTS AND DISPLAYS PURCHASE AGREEMENT

     THIS AGREEMENT dated the 19th day of March, 1998 is by and between Treasure & Exhibits International, Inc., a Florida corporation formerly called Vanderbilt Square Corp. of 2300 Glades Road, Suite 450-West, Boca Raton, Florida 33431 (hereinafter referred to as "Vanderbilt", Michael's Treasure Jewelry, Inc. ("Michael's" or "Co-Lessee") and Seahawk Deep Ocean Technology, Inc., a Colorado corporation, jointly with Seahawk I Ltd., a Florida Limited Partnership, both of 5102 S. Westshore Boulevard, Tampa, Florida 33611 (hereinafter collectively referred to as "Seahawk").

     WHEREAS, Seahawk as Lessor and Vanderbilt and Michael's as co-lessees have entered into a certain Lease Agreement (the "Lease
Agreement") effective October 1, 1997 for the lease of certain artifacts and displays (hereinafter the "Artifacts"), and

     WHEREAS, the Lease Agreement includes an option for the purchase of the Artifacts, which Vanderbilt now, with the consent and agreement of Michael's, wishes to exercise; and

     WHEREAS, in accordance with certain terms and conditions, hereinafter specified, Seahawk is willing to sell the Artifacts to Vanderbilt and Vanderbilt is willing to buy the Artifacts from Seahawk with the prior consent of Michael's to the purchase and sale transaction,

     NOW THEREFORE, in consideration of the premises, which shall be deemed an integral part of this Agreement and not as mere recitals hereto, and in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Vanderbilt shall purchase from Seahawk all of the Artifacts and Seahawk shall sell to Vanderbilt all of the Artifacts in a purchase and sale transaction pursuant to the terms and provisions of this Artifacts and Displays Purchase Agreement ("Agreement") to which Michael's has previously, and does now, consent as Co-Lessee of the prior Lease Agreement by and between the parties.

     2. Purchase Price. The purchase price for the Artifacts shall be:

     a. $135,000, the previous receipt of which is hereby acknowledged by Seahawk; and

     b. $682,500, in cash or cash equivalent, at Closing as hereinafter described; and

     c. $1,615,000 represented by 9,500,000 shares of the restricted Common Stock of Vanderbilt (the
          "Stock").  An Irrevocable Letter of Instruction to
          Vanderbilt's Transfer Agent, American Stock
          Transfer & Trust Company, together with a requisite

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          opinion of counsel shall be delivered by Vanderbilt
          to Seahawk at the closing of the purchase and sale transaction contemplated herein as hereinafter described. The parties have agreed that the Stock is valued by the parties at $.017 per share, or $1,615,000 in the aggregate. The restricted Common Stock of Vanderbilt shall be issued pursuant to Seahawk's instructions as reflected in Exhibit "A" attached hereto and made a part hereof; and

     d. A secured Promissory Note executed and delivered at closing by Vanderbilt in the original principal amount of $200,000, and due August 1, 1998, in the form and substance as Exhibit "B" attached hereto and made a part hereof.

     2. Closing. Closing (the "Closing") of the purchase and sale transaction contemplated herein shall occur on the 19 day of March, 1998 (the "Closing Date") and shall take place at: Seahawk - Tampa, Florida.

     3. Title. Certain of the Artifacts are owned free and clear of any encumbrance whatsoever by Seahawk. All of the other items of the Artifacts are owned by Seahawk encumbered by financing statements securing debts of Seahawk to third persons as reflected in corresponding, filed, Forms UCC-1, copies of which shall be delivered by Seahawk to Vanderbilt at Closing. Vanderbilt's purchase of the encumbered Artifact items hereunder shall be subject to the security interests reflected in the Forms UCC-1 copies provided by Seahawk to Vanderbilt in this transaction. On or before August 1, 1998, upon payment of the debt reflected by the secured Promissory Note comprising one element of the purchase price in this transaction (paragraph 1.d. above), Seahawk shall deliver in exchange for such payment, releases by the secured parties of all of the collateral interests they have in the certain encumbered Artifact items. Those releases shall be corresponding Forms UCC-3 executed by the secured parties and in recordable form at the time of delivery. In the event that Seahawk is unable to deliver the requisite Forms UCC-3, Vanderbilt's obligation as reflected in the secured Promissory Note comprising one element of the purchase price for the Artifacts in the transaction contemplated herein shall be suspended and Vanderbilt shall subsequently be obligated only to satisfy the secured Promissory Note in exchange for all of the Forms UCC-3 needed to render the encumbered items of the Artifacts free and clear in the hands of Vanderbilt. In the event that Vanderbilt fails to pay and satisfy the secured Promissory Note timely in exchange for all of such Forms UCC-3, title to the encumbered items of the Artifacts shall immediately upon such failure, at the close of business on August 1, 1998, forthwith, without notice, process or order of any kind, pass from Vanderbilt and revest in Seahawk; and interest will accrue from March 16, 1998 on the outstanding, unpaid principal balance of the secured Promissory Note at the highest rate permitted by law, beginning on August 2, 1998 and continuing thereafter until fully paid.



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     4.   Acknowledgment of Encumbrance of Artifacts.  At Closing,
          Vanderbilt shall acknowledge in writing in the form attached hereto and made a part hereof as Exhibit "D", "E" and "F", the security rights and collateral interests of the corresponding third person secured parties in the encumbered items of the Artifacts.

     5. Subsequent Purchase. At Closing, Vanderbilt shall also provide Seahawk with written confirmation that Vanderbilt intends to purchase the entire ownership interest of Michael's International Jewelry, Inc. on or before
          December 31, 1998.

     6. Stock Registration. Vanderbilt shall register the Stock within one (1) year of the Closing Date. In the event that Vanderbilt shall file a registration statement with the U.S. Securities & Exchange Commission and the National Association of Securities Dealers, Inc. on Form SB-2 or S-1, but not on Form S-8 or S-4, holders of the Stock after Closing shall also have so-called "piggy-back" registration rights of the Stock with regard to any such filing.

     7. Right to Re-Purchase Stock. Vanderbilt shall have the right at any time within ninety (90) days after the Closing Date, but not later than June 10, 1998, to repurchase up to 8,000,000 shares of the Stock as follows:

     a.   In minimum amounts of 1,000,000 shares;

     b. At a price of $0.135 per share if re-purchased within forty-five (45) days of the Closing Date, or at a price of $0.15 per share if re-purchased within ninety (90) days but later than forty-five
          (45) days after the Closing Date.

          This right to re-purchase the maximum of 8,000,000 shares of the Stock shall expire as to shares not re-purchased hereunder ninety (90) days after the Closing Date. All prices and calculations of this paragraph 7. Shall be adjusted for any forward or reverse split occurring prior to the applicable re-purchase date.

     8. Right to Put Stock. Vanderbilt shall grant all of the holders of the Stock during the twelve (12) month period beginning one (1) year after the Closing Date, the right to put all or any shares of the Stock to Vanderbilt at $0.085 per share. In the event that the Stock, moreover, is not registered by Vanderbilt, at its sole expense, within one (1) year of the Closing Date, holders of the Stock shall have the right to put the Stock at the option of the holders of the Stock, during the twelve (12) month period beginning one (1) year after the Closing Date, to Vanderbilt at the rate of $0.17 per share. Vanderbilt shall repurchase all shares of the Stock put to it pursuant to the provisions of this paragraph 8. All prices and calculations of this paragraph 8. shall be adjusted for any forward or reverse split occurring prior to the date of any put to Vanderbilt hereunder.

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     9.   Right to Additional Restricted Common Stock.  Moreover,
          if the average market bid price of Vanderbilt's Common Stock is less than $0.12 per share during the first five market days following the first anniversary of the Closing Date, Vanderbilt shall issue additional restricted Common Stock to the holders of the Stock in proportion to their remaining holdings at that time of the Stock such that the market value of their remaining shares of the Stock is equivalent to the original $0.17 per share set out by the parties as the valuation of that part of the consideration supporting the purchase and sale transaction contemplated herein. That is to say, in the event that the market price, the average bid price over the first five (5) business days of the week immediately preceding the anniversary of the Closing Date, has declined more than thirty (30%) percent, a sufficient number of new shares shall be issued to the holders in respect of their holdings at that time of the Stock, to render them returned to the original valuation of their remaining shares of the Stock issued and transferred hereunder as a material part of the purchase price consideration supporting the purchase and sale transaction contemplated herein. All prices and calculations of this paragraph 9. shall be adjusted for any forward or reverse split occurring prior to the date of any put to Vanderbilt hereunder.

     10. Terms and Conditions. Other than where specified in this agreement, all terms and conditions of the Lease
          Agreement of October 1, 1997, and incorporated by reference herein, shall remain in full force and effect.

                                       AS TO SEAHAWK:

                                       SEAHAWK DEEP OCEAN TECHNOLOGY,
                                       INC., a Colorado corporation,
                                       jointly with SEAHAWK I LTD., a
                                       Florida Limited Partnership


(SEAL)
                                       BY:/s/John T. Lawrence
                                          John T. Lawrence, President,
                                          General Partner


                                       AS TO VANDERBILT:

                                       TREASURE & EXHIBITS
                                       INTERNATIONAL, INC., a Florida
                                       corporation, f/k/a VANDERBILT
                                       SQUARE CORP.


(SEAL)
                                       BY:/s/Larry Schwartz
                                          Larry Schwartz, President




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